Exhibit 3.41

State of Delaware Secretary of State Division of Corporations Delivered 09:45 AM 05/19/2014 FILED 09:45 AM 05/19/2014 SRV 140674507 - 2876628 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Interpore Spine, LLC

•	Second: The address of its registered office in the State of Delaware is 3411 Silverside Road #104 in the City of Wilmington Zip Code 19810.

The name of its Registered agent at such address is Corporate Creations Network, Inc.

•	Third: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 16th day of May     , 2014.

By:
Authorized Person(s)

Name:	Bradley J. Tandy
Typed or Printed